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                               AMENDED AND RESTATED
                        NOTE AND WARRANT PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED NOTE AND WARRANT PURCHASE AGREEMENT (this "Restated Agreement") is made effective as of the 3rd day of November, 1995, by and between DECORA INDUSTRIES, INC., a Delaware corporation (the
"Corporation"), and ROBERT W. JOHNSON IV, an individual who is a resident of the State of New York ("Purchaser").

                                     RECITALS

     A. Immediately prior to the execution of the Restated Agreement, Purchaser owned, beneficially, 2,431,589 shares of the Corporation's common stock, $0.01 par value per share ("Common Stock"), including shares of Common Stock issuable upon conversion of the Existing Note (as hereinafter defined) and the Warrants (as hereinafter defined, other than the Series C Warrant).

     B. As of November 3, 1992 as reflected in a Note and Warrant Purchase Agreement. dated as of such date (the "Purchase Agreement"), Purchaser was issued (i) a promissory note in the principal amount of $1,500,000 that is convertible into shares of Common Stock at the price of $1.70 per share (the "Existing Note"), (ii) a warrant to purchase 225,000 shares of Common Stock at the price of $1.40 per share and (iii) a Warrant to purchase 100,000 shares of Common Stock that is exercisable as determined in such Warrant.

     C. Purchaser has agreed to amend and restate the Existing Note upon the amendment of both of the above-described warrants, issuance of an additional warrant to purchase up to 1,700,000 shares, prepayment of interest for the amended and restated note, and issuance of 309,400 shares of Common Stock as a closing fee.

     D. As consideration for Purchaser's entering into this Restated Agreement and amendment and restatement of the Existing Note, the Corporation desires to issue 309,400 shares of Common Stock to Purchaser upon execution of this Agreement.

                                    AGREEMENTS

     In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                     ARTICLE I
                        Amendment of the Existing Note and
                  Series A and Series B Warrant and Authorization
                           And Sale of Series C Warrant

    1.01 Authorizations. Prior to the Closing, the Corporation shall (a) authorize the issuance to Purchaser of 309,400 shares of Common Stock as
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consideration for entering into this Agreement, (b) authorize the amendment and restatement of the Existing Note in the form of the amended and restated convertible negotiable promissory note (the "Amended Note") attached hereto as
Exhibit 1.01(b), (c) authorize the extension of the Purchaser s Warrant to purchase 225,000 shares of Common Stock at the price of $1.40 per share (the "Amended Series A Warrant") in the form of the amendment attached hereto as
Exhibit 1.01(c), which Amended Series A Warrant shall be entered into by Purchaser in connection with the extension of the Existing Note, (d) authorize the extension of the Purchaser s warrant to purchase 100,000 shares of Common Stock exercisable as determined in such warrant (the "Amended Series B
Warrant") in the form of the amendment attached hereto as Exhibit 1.01(d), which Amended Series B Warrant shall be entered into by Purchaser in connection with the extension of the Existing Note, (e) authorize the issuance and sale to Purchaser of a warrant to purchase 1,700,000 shares of Common Stock at an initial price of $0.78 per share (the "Series C Warrant") in the form of the warrant attached hereto as Exhibit 1.01(e) which Series C Warrant shall be issued to Purchaser in connection with the extension of the Existing Note, (f) authorize the issuance to Purchaser of 472,689 shares of Common Stock representing the prepaid interest due under the Amended Note, and (g) reserve 817,647 shares of Common Stock for issuance upon exercise of the Series C Warrant. The Series A Warrant, as amended, the Series B Warrant, as amended, and the Series C Warrant are sometimes hereinafter collectively referred to as the "Warrants".

    1.02 Consideration for Sale; Amendment of Series A and Series B Warrants; Sale of Series C Warrant. In reliance upon the respective representations and warranties of the parties set forth herein and upon the certificates delivered by the Corporation pursuant hereto, (a) the Corporation agrees to issue 309,400 shares of Common Stock to Purchaser upon Purchaser's execution of this Agreement, and 472,689 shares of Common Stock to Purchaser representing prepaid interest due under the Note, in each case free and clear of any liens, claims, charges and encumbrances whatsoever, (b) the Corporation agrees to amend the Series A and Series B Warrants and (c) the Corporation agrees to sell to Purchaser, free and clear of any liens, claims, charges and encumbrances whatsoever, and Purchaser agrees to purchase from the Corporation, at the Closing, the Series C Warrant, all as consideration for Purchaser s agreement to amend and restate the Note. Nothing herein shall constitute, or shall be deemed to constitute, a payment, settlement or novation of the indebtedness evidenced by the Existing Note or to release or otherwise adversely affect any right of Purchaser against the Corporation.

                                    ARTICLE II
                               Closing and Delivery

    2.01 Closing. The closing of the extension of the Existing Note and Series A and Series B Warrants and the purchase of the Series C Warrant (the "Closing") shall take on place or before the 22nd day of December, 1995, or on such other date as may be agreed to in writing by the parties (such date being hereinafter referred to as the "Closing Date"), and shall be deemed to take place in New York, New York.

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    2.02  Delivery.  At the Closing, the Corporation shall deliver to Purchaser
(a) stock certificates for 309,400 shares and 472,689 shares, respectively, of Common Stock, each duly executed and registered in Purchaser's name, (b) the Amended Note, dated November 3, 1995 and duly executed, (c) the Amended Series
A and Series B Warrants which Warrants shall be duly executed and (d) the Series C Warrant, which Warrant shall be duly executed and registered in Purchaser's name.


                                    ARTICLE III

                          Representations and Warranties
                                of the Corporation

     The Corporation hereby makes the following representations and warranties to Purchaser:

    3.01 Corporate Existence. Each of the Corporation and Decora, Incorporated ("Decora Manufacturing") is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its activities requires such qualification.

    3.02 Capitalization. The Corporation's authorized capital stock consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock ("Preferred Stock"). Immediately prior to the Closing, 32,111,842 shares of Common Stock and zero (0) shares of Preferred Stock shall be issued and outstanding.

    3.03 Corporate Power. The Corporation has all requisite corporate power necessary to own all properties owned by it, to conduct its business as now conducted and as proposed to be conducted by it, to enter into this Agreement, the Amended Note, the Warrants and all other agreements, documents and instruments contemplated hereby and thereby (sometimes collectively referred to herein as the "Operative Documents") to which it is a party, to carry out all transactions contemplated by the Operative Documents, and to issue the Amended Note and the Warrants to Purchaser as provided herein.

    3.04 Authorization. The Corporation and its directors and stockholders have taken all corporate action necessary for the authorization, approval, execution, issuance, delivery and performance of the Operative Documents to which it is a party, the consummation of the transactions contemplated by the Operative Documents, and the shares of Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants.

    3.05 Binding Effect. Each of the Operative Documents to which the Corporation is a party is the legal, valid and binding obligation of the Corporation and is enforceable against the Corporation in accordance with its terms, subject to any applicable bankruptcy, reorganization, insolvency,

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moratorium or other similar laws or equitable principles affecting the enforcement of creditors' rights generally, whether considered in a proceeding at law or in equity.


    3.06 Compliance with Corporate Instruments. Neither the Corporation nor Decora Manufacturing is in violation of any provision of its certificate of incorporation, by-laws or other governing documents.

    3.07 Compliance with Laws and Regulations; Subsidiaries. The Corporation and Decora Manufacturing is in compliance in all material respects with all laws, orders, regulations and ordinances of all federal, state and local governmental authorities (including, without limitation, federal and state securities and blue sky agencies) that are applicable to it. Other than Decora Manufacturing, the Corporation has no Subsidiaries presently engaged in active business operations. As used in this Agreement, "Subsidiary" or "Subsidiaries" shall mean any or all corporations, respectively, of which the Corporation owns, directly or indirectly, more than fifty percent (50%) of the outstanding capital stock having voting power to elect a majority of the board of directors of such corporation.

    3.08 Consents. The Corporation has obtained all consents, approvals, qualifications, licenses, orders or authorizations of, and filings with, all federal, state and local governmental authorities (including, without limitation, federal and state securities and blue sky agencies) that are required, prior to the Closing, in connection with (a) the offer, sale and issuance of the Amended Note, the Warrants and shares of Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants,
(b) the valid execution, delivery and performance of the Operative Documents to which it is a party, and (c) the consummation of any other transactions contemplated by the Corporation or any of said Operative Documents.

    3.09 Exemption from Registration. The offer, sale and issuance of the Amended Note and the Warrants as contemplated herein and the issuance of the Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants are exempt from the registration requirements of Securities Act of 1933, as amended (the "Securities Act"), and the Corporation shall not take any action that would cause the loss of said exemption.

    3.10 Validity of Shares. The shares of Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants have been duly and validly reserved and, upon issuance upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants, shall be duly and validly issued, fully paid, non-assessable and free and clear of all liens, security interests, mortgages, pledges, claims, charges and encumbrances whatsoever (collectively, "Liens").

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    3.11  No Violation.  The execution, delivery and performance by the
Corporation of the Operative Documents to which it is a party shall not (a) conflict with, or result in a breach of any provision of the certificate of incorporation, by-laws or other governing documents of the Corporation or Decora Manufacturing, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or result in the imposition of any Liens, or require any consent or approval, under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument to which the Corporation or Decora Manufacturing is a party or by which it or they or the properties of any of them may be bound, or (c) violate any law, judgment, order, writ, injunction, order, rule or regulation of any federal, state or local government, court, arbitrator, bureau, board, commission, office, authority, department or other governmental agency applicable to the Corporation or Decora Manufacturing, the violation of which could have a material adverse effect on the Corporation or any of its properties or assets.

    3.12  No Litigation.  Except as otherwise specifically set forth in
Schedule 3.12 attached hereto, there are no actions, suits, proceedings or investigations, pending or threatened against or affecting the Corporation or Decora Manufacturing, whether at law or in equity, before any federal, state or local court, arbitrator, bureau, board, commission, office, authority, department or other governmental agency that may, if determined adversely, have a material adverse effect on the Corporation or Decora Manufacturing or result in a damage, claim or other liability of the Corporation or Decora Manufacturing in excess of $25,000.

    3.13 Financial Statements. The Corporation has furnished Purchaser with its Form 10-K for its year ended March 31, 1995 and its Form 10-Q for June 30, 1995 and September 30, 1995 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately present the financial position of the Corporation and its Subsidiaries for the periods to which they relate.

    3.14 Absence of Undisclosed Liabilities. Except as incurred in the ordinary course of business and consistent with past practices, neither the Corporation nor its Subsidiaries has incurred any liabilities (whether fixed or contingent, and including any tax liabilities due or to become due) which under generally accepted accounting principles would be required to be disclosed in the Financial Statements and which are not fully reflected or provided for in the Financial Statements. The Corporation does not know, and has no reason to know, of any basis for the assertion against the Corporation or its Subsidiaries of any material liabilities not adequately reflected or reserved against in the Financial Statements.

    3.15 Securities Filings. The Corporation has furnished Purchaser with all documents and instruments filed by it and Decora Manufacturing since January 1, 1991 with the Securities and Exchange Commission, including, without limitation, all Form 10-Q's, Form 10-K's, Form 8's and Form 8-K's
(collectively, the "Securities Filings").  As of the respective dates of the

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Securities Filings, all statements made by the Corporation and Decora
Manufacturing in the Securities Filings were accurate, true and complete in all material respects. Schedule 3.15 hereto lists the Securities Filings that were not timely filed with the Securities and Exchange Commission since the Purchase Agreement.

    3.16 Representations in Operative Documents. All of the representations and warranties made by the Corporation in the Operative Documents to which it is a party are true and complete in all material respects.

    3.17 Full Disclosure. This Agreement, the exhibits hereto, the Operative Documents to which the Corporation is a party and all other materials that have been furnished to Purchaser by the Corporation do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best knowledge of the Corporation, after such inquiry as it has deemed necessary, there is no fact relating to the Corporation, its Subsidiaries or its or their assets, properties, business, prospects, condition, affairs or operations that might have a material adverse effect on the Corporation, its Subsidiaries or the planned operations thereof which have not been disclosed to Purchaser in writing by the Corporation.

                                    ARTICLE IV

                               Conditions to Closing
                                   by Purchaser

     The obligation of Purchaser to amend and restate the Existing Note and the Series A and Series B Warrants is subject to the fulfillment, to Purchaser's satisfaction, of each of the following conditions at or prior to the Closing:
    4.01 Performance. All covenants, agreements and conditions contained in this Agreement, the Amended Note and the Warrants to be performed or complied with by the Corporation on or prior to the Closing Date shall have been performed or complied with by it in all respects.

    4.02 Closing Certificate. At the Closing, the Corporation shall have delivered to Purchaser a certificate, executed by the Chairman of the Board of Directors or Chief Executive Officer of the Corporation, dated the Closing Date, certifying to (a) the fulfillment of the conditions specified in this
Article IV, (b) that none of the representations and warranties made in Article III hereof contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made, and (c) to such other matters as Purchaser shall have reasonably requested.

    4.03 Legal Opinion. At the Closing, the Corporation shall have delivered to Purchaser an opinion of Miller & Holguin, counsel to the Corporation, dated the Closing Date, addressed to Purchaser and in the form of legal opinion attached hereto as Exhibit 4.03.

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    4.04  Proceedings and Documents.  As of the Closing Date, all corporate and other proceedings in connection with the transactions contemplated by the Operative Documents shall be satisfactory in form and substance to Purchaser and his counsel, and Purchaser shall have received, at or prior to the Closing, all such documents relating to such transactions as he shall have reasonably requested.

    4.05 Qualifications. On the Closing Date, all authorizations, approvals or permits of, or filings with, any governmental authority, including state securities or blue sky offices, that are required prior to the Closing in connection with the issuance of the Amended Note or the Warrants, the issuance of the shares of Common Stock to be issued upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and exercise of the Warrants shall have been duly obtained and shall be effective on and as of the Closing Date.

    4.06 Certificate of Incorporation. On the Closing Date, the Corporation shall have delivered to Purchaser a copy of its certificate of incorporation, including all amendments thereto through the Closing Date, that has been certified by the Secretary of State for the State of Delaware.

    4.07 Secretary's Certificate. At the Closing, the Corporation shall have delivered to Purchaser copies of each of the following, in each case certified as accurate, true and complete copies thereof as of the Closing Date by the Corporation's Secretary:

          (a) the by-laws of the Corporation, which shall be in a form acceptable to Purchaser;

          (b) resolutions of the Board of Directors of the Corporation, authorizing and approving (1) the issuance and delivery of 309,400 shares of Common Stock to Purchaser upon execution of this Agreement by Purchaser, (2) the issuance and delivery of 472,689 shares of Common Stock to Purchaser as prepaid interest due under the Amended Note, (3) the execution, issuance, sale, delivery and performance of the Amended Note and the Warrants, (4) the execution, delivery and performance of each of the Operative Documents to which the Corporation is a party and the transactions contemplated thereby, and (5) the reservation of an additional 817,647 shares of Common Stock for issuance upon exercise of the Class C Warrant; and

          (c) the signature(s) and incumbency of the officer(s) of the Corporation authorized to execute and deliver the Operative Documents to which the Corporation is a party.

    4.08 Good Standing Certificates. At the Closing, the Corporation shall have delivered to Purchaser good standing certificates, dated not more than ten
(10) days prior to the Closing Date, relating to the Corporation and Decora Manufacturing from the Secretary of State for the state in which they were incorporated.

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    4.09  Consents.  At the Closing, the Corporation shall have delivered to
Purchaser copies of all consents and approvals of third parties required under any licenses or agreements or otherwise in connection with the execution, delivery or performance by the Corporation of the Operative Documents to which it is a party.

    4.10 Options and Other Rights. Schedule 4.10 hereto sets forth the names of all other persons or entities having warrants, options, puts, calls, registration rights, preemptive rights and/or other rights or obligations of any kind to acquire, receive, convert or exchange shares of Common Stock or other equity interests of the Corporation, including a brief description of such rights and the exercise prices thereof.

    4.11 Deliveries. At the Closing, the Corporation shall have delivered the stock certificates for 309,400 shares and 472,689 shares, respectively, of Common Stock, the Amended Note and the Warrants to Purchaser as provided in
Section 2.02 hereof.

    4.12 Additional Documents. Purchaser shall have received such other documents, instruments, approvals or opinions as Purchaser shall have reasonably requested.

                                     ARTICLE V

                           Covenants of the Corporation

     The Corporation hereby covenants and agrees that:

    5.01 Reservation of Shares. For so long as the Amended Note is outstanding and the Warrants may be exercised, the Company shall at all times have authorized, and reserved for the purpose of issue upon payment of interest on the Amended Note, conversion of the Amended Note and exercise of the Warrants, a sufficient number of shares of Common Stock to provide for payment of interest on the Amended Note, the exercise of the conversion rights represented by the Amended Note and the exercise of the rights represented by the Warrants.

    5.02 Compliance with Exchange Regulations. The Corporation shall take all such action as may be necessary to assure that the Common Stock issuable upon payment of interest on the Amended Note, conversion of the Amended Note and the exercise of the Warrants may be so issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange or the National Association of Securities Dealers Automatic Quotation ("NASDAQ") system upon which any capital stock of the Corporation may be listed, provided Purchaser provides the Corporation with such information as the Corporation shall reasonably request and that is necessary to comply with the requirements of any such exchange or system.

    5.03 Nomination of Director. At any meeting of the stockholders of the Corporation at which directors are to be elected and for so long as the Amended Note shall remain outstanding, the management of the Corporation shall, at the

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written request of Purchaser, nominate Purchaser (or his nominee) to be elected to the Board of Directors of the Corporation. If Purchaser chooses not to exercise his right to be named or nominated, or to have his nominee named or nominated, as a director at any time, Purchaser (or his nominee) shall have the right to attend any and all meetings of the Corporation's Board of Directors as an observer, and the Corporation shall provide Purchaser (or his nominee) with the same advance notice of such meetings as is provided to the Corporation's Board of Directors.

    5.04 Directors' Expenses. Each of the Corporation's directors shall have the right to be reimbursed for the reasonable expenses incurred by such director in attending meetings of the Board of Directors of the Corporation and for otherwise fulfilling his fiduciary obligations as a director of the Corporation.

    5.05 Directors' Meetings. The Corporation shall hold meetings of its Board of Directors periodically but not less often than quarterly.

    5.06 Director's Insurance. The Corporation shall use its best efforts to procure from a financially reputable insurer a policy of director's insurance with respect to Purchaser (or his nominee) in an amount and coverage satisfactory to Purchaser. A certificate of insurance evidencing such director's insurance shall be delivered by the Corporation to Purchaser. For as long as Purchaser (or his nominee) serves as a director on the Board of Directors of the Corporation, the Corporation shall maintain said policy of director's insurance with respect to Purchaser (or his nominee) in an amount and coverage satisfactory to Purchaser, and shall deliver to Purchaser certificates of insurance evidencing the existence and timely renewal of said policy of director's insurance.

    5.07 Fees and Expenses. The Corporation agrees to bear all of its own expenses in connection herewith, and shall also pay all expenses incurred by Purchaser, including the legal fees and disbursements of Kohrman Jackson & Krantz and of McCarthy, Lebit, Crystal & Haiman, counsel to Purchaser, in connection with the transactions contemplated hereby, including, without limitation, all expenses incurred in connection with (a) the preparation, negotiation, closing under, amendment, waiver, administration or enforcement of, or the preservation of any rights under any of the Operative Documents or under the Corporation's certificate of incorporation or by-laws, (b) any stamp and other taxes payable with respect to this Agreement and the shares of Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and exercise of the Warrants, and (c) any filing with any governmental agency with respect to Purchaser's purchase of the Amended Note, the Warrants or the shares of Common Stock issuable upon execution of this Agreement by Purchaser, payment of interest on the Amended Note, conversion of the Amended Note and exercise of the Warrants; provided, however, that the Corporation shall have no obligation to pay any broker's commissions upon the sale by Purchaser of any shares of Common Stock issued to him upon execution by him of this Agreement, payment of interest on the Amended Note, conversion of the Amended Note or exercise of the Warrants.

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    5.08  Indemnification.

          (a) The Corporation shall indemnify, defend and hold Purchaser harmless from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including, without limitation, interest, penalties, court costs and attorneys' fees, that Purchaser shall incur or suffer, which arise, result from, or relate to any breach of, or failure by the Corporation to perform, any of its representations, warranties, covenants or agreements in any of the Operative Documents to which it is a party or in any other agreement or any schedule, certificate, exhibit or instrument furnished or to be furnished by the Corporation hereunder or thereunder or in the certificate of incorporation of the Corporation.

          (b) If any indemnifiable claim by a third party is made against Purchaser, Purchaser shall provide written notice to the Corporation of such claim. By delivering written notice to Purchaser within fifteen days after receipt of Purchaser's notice, the Corporation may, or upon written request of Purchaser shall, assume the defense of such claim at its sole expense through counsel satisfactory to Purchaser, provided that (1) the Corporation shall not permit any lien, encumbrance or other adverse charge upon any asset of Purchaser, (2) the Corporation shall permit Purchaser to participate in such settlement or defense through counsel selected by Purchaser at Purchaser's expense, and (3) the Corporation shall agree to promptly reimburse Purchaser for the full amount of his liability to the third-party claimant. If the Corporation shall not have employed counsel to defend such claim or if Purchaser shall have reasonably concluded that the position of Purchaser and the Corporation may be in conflict (in which case the Corporation shall not have the right to direct the defense of any such claim on behalf of Purchaser), legal and other expenses incurred by Purchaser shall be borne by the Corporation. Notwithstanding the foregoing, Purchaser shall have the right to pay or settle any such claim provided in such event it shall waive its right to indemnity therefor by the Corporation.

    5.09 Certain Restrictions and Limitations. For so long as the Amended Note remains outstanding, the Corporation shall not, without the approval of
Purchaser:

          (a) permit any of its Subsidiaries to amend, its certificate or articles of incorporation or by-laws;

          (b) permit any of its Subsidiaries to increase or decrease, the total number of its authorized shares of capital stock or any class or series;

          (c) permit its Subsidiaries to declare or pay, any cash or other dividend or make any other distribution of any kind on their capital stock other than dividends and distributions from any of the Subsidiaries to the Corporation or to any other Subsidiaries;

          (d) permit any of its Subsidiaries to enter into, any agreement with respect to any merger or consolidation (other than a merger into or

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consolidation with the Corporation or any of its wholly-owned Subsidiaries) or transfer, or permit any of its Subsidiaries to transfer, whether by sale, lease or other disposition in one or more transactions, an amount greater than ten percent (10%) of the Corporation's or any of its Subsidiaries' assets; provided, however, that this limitation shall not apply to (1) transfers to the Corporation or any of the Corporation's wholly-owned Subsidiaries, or (2) dispositions of obsolete equipment;

          (e) permit any of its Subsidiaries to enter into or permit to exist, any agreement or undertaking (other than this Agreement) which prohibits, restricts or limits the ability of any of its Subsidiaries to pay dividends or distributions to the Corporation, or otherwise to transfer assets or engage in transactions with the Corporation; or

          (f) permit any of its Subsidiaries to issue or sell or to obligate such Subsidiary to issue or sell any shares of its capital stock (including any warrants, rights or options to purchase or otherwise acquire shares of such capital stock or other securities exercisable or exchangeable for or convertible into shares of such capital stock).

                                    ARTICLE VI

                                 Events of Default

    6.01 Events of Default. If any of the following events (each is herein referred to as an "Event of Default") shall occur:

          (a) default shall occur in the performance of or compliance with any covenant contained in Section 5.09 hereof;

          (b) material default shall occur in the performance of or compliance with any other covenant contained herein which shall continue uncured for more than ten days after the occurrence of such default;

          (c) if any representation or warranty to Purchaser made in writing by the Corporation in this Agreement or in any other Operative Document, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or inaccurate in any material respect on the date as of which made;

          (d) the Corporation fails to execute and deliver the Amended Note to Purchaser in the principal amount required by Section 1.02 hereof and at the time required by Section 2.02 hereof;

          (e) all or any part of the principal or interest due under the Amended Note is not paid when and as the same shall become due and payable, whether at the maturity thereof, by acceleration, by notice of prepayment or otherwise;

          (f) any default in excess of $250,000 shall occur in the making of the payment of the principal of or interest on any other indebtedness of the

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

Corporation or any of its Subsidiaries for borrowed money, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise;

          (g) default or the happening of any event shall occur under any indenture, agreement or other instrument under which any indebtedness of the Corporation or any of its Subsidiaries for borrowed money is or may be issued, and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any indebtedness of the Corporation or any of its Subsidiaries outstanding thereunder;

          (h) a receiver, conservator, custodian, liquidator or trustee of the Corporation or any of its Subsidiaries or of all or any of the property of any of them is appointed by court order and such order remains in effect for more than sixty (60) days; or an order for relief is entered under the federal bankruptcy laws with respect to the Corporation or any of its Subsidiaries; or any of its material property is sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against the Corporation or any of its Subsidiaries under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing;

          (i) the Corporation or any of its Subsidiaries files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law;

          (j) the Corporation or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay, or in fact does not pay, its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the Corporation or any of its Subsidiaries, or of all or any part of the property of any of them;

          (k) final judgment for the payment of money in excess of $250,000 shall be rendered by a court of record against the Corporation or any of its Subsidiaries, and the Corporation or such Subsidiary shall not (1) discharge the same (by insurance or otherwise) or provide for its discharge in accordance with its terms, or (2) procure a stay of execution thereof within sixty (60) days from the date of entry thereof and within said period of sixty (60) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

          (l)  a breach of any term or provision of any of the Warrants; or

          (m) the Corporation is delisted or otherwise removed from the NASDAQ system and is not on the same or next business day listed on any national securities exchange; then, when any Event of Default described in clause (c),

 (d), (g), (k) or (l) of this Section 6.01 has occurred and shall be continuing, the Amended Note shall, upon written or facsimile notice from Purchaser, forthwith be due and payable, if not already due and payable; and when any Event of Default described in clause (a), (b), (e), (f), (h), (i), (j) or (m) of this Section 6.01 has occurred, then, at the option of Purchaser, the principal of the Amended Note shall be immediately due and payable, by acceleration, without presentment, demand or notice of any kind, upon the occurrence thereof. If any principal or installment of interest is not paid in full on the due date thereof (whether by maturity or acceleration or otherwise), then the outstanding principal balance of the Amended Note and any overdue installment of interest thereon (to the extent permitted by applicable law) shall bear additional interest from the due date of such payment, or from and after an Event of Default, at a rate equal to the lesser of (1) the highest rate allowed by applicable law, or (2) sixteen percent (16%) per annum (the
"Default Rate") until the amount due is paid.   If payment of the Amended Note
is accelerated, then the outstanding principal balance thereof shall bear interest at the Default Rate from and after the Event of Default and, at the option of Purchaser, payment of interest shall be made in cash. The Corporation agrees to reimburse Purchaser for all reasonable out-of-pocket costs and expenses incurred by him in any effort to collect the Amended Note, whether or not suit is filed, including reasonable compensation to Purchaser's attorneys for services rendered in connection therewith, and pay interest on such costs and expenses to the extent not paid when demanded at the Default Rate.

    6.02  Remedies on Default.

          (a) If an Event of Default shall have occurred pursuant to Section 6.01, Purchaser shall be entitled, in addition to the rights specified in
Section 6.01, to the rights set forth in the Amended Note and the Warrants and, in addition, may proceed to protect and enforce any or all other rights, powers and remedies of such holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant contained herein or in the Amended Note and the Warrants or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted hereby or thereby or available at law, in equity, by statute or otherwise.

          (b) If any holder of any shares of capital stock or any indebtedness of the Corporation for borrowed money shall serve any notice or demand or take any other action in respect of a claimed default, the Corporation shall forthwith give written notice thereof to Purchaser, describing the notice, demand or action and the nature of the claimed default.

          (c) No right, power or remedy conferred hereby or by ownership of the Amended Note, or now or hereafter available at law, in equity, by statute or otherwise shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                                    ARTICLE VII

                                   Miscellaneous

    7.01 Consent to Amendments. The provisions of this Agreement may be amended only in writing by mutual agreement of the Corporation and Purchaser. No course of dealing between the Corporation and Purchaser or any delay in exercising any rights hereunder or under the Amended Note or Existing Note shall operate as a waiver of any rights of Purchaser.

    7.02 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement, the consummation of the Closing and any investigation made at any time by or on behalf of Purchaser.

    7.03 Successors. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective heirs, executors, personal representatives, successors and assigns of the parties hereto, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Purchaser are also for the benefit of, and enforceable by, any subsequent holders of any portion of the Amended Note or the Warrants except any subsequent holder who acquires any such security in a registered public offering or in a sale to the public under Rule 144.

    7.04 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

    7.05 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

    7.06 Notices. Any notices required, desired or permitted to be given hereunder, shall be delivered personally, sent by overnight courier or mailed, registered or certified mail, return receipt requested, to the following addresses (or to such other address as each party may specify in a notice given hereunder) and shall be deemed to have been received on the day of personal delivery, one business day after delivery to the overnight courier service or three business days after such mailing:

          If to Purchaser:

               Robert W. Johnson IV
               The Johnson Co., Inc.
               630 Fifth Avenue, Suite 1510
               New York, New York  10111
          with copies to:

               Larry Crystal, Esq.
               McCarthy, Lebit, Crystal & Haiman
               1800 Midland Building
               101 Prospect Avenue West
               Cleveland, Ohio  44115

               and

               Marc C. Krantz, Esq.
               Kohrman Jackson & Krantz
               One Cleveland Center, 20th Floor
               Cleveland, Ohio  44114

          If to the Corporation:

               Nathan Hevrony
               Decora Industries, Inc.
               1 Mill Street
               Fort Edward, New York  12828

          with a copy to:

               Dale S. Miller, Esq.
               Miller & Holguin
               1801 Century Park East
               Seventh Floor
               Los Angeles, California  90067

    7.07 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State.

    7.08 Purchaser's Investment Representations. Purchaser hereby represents and warrants to the Corporation that:

          (a) he is acquiring the 309,400 shares of Common Stock to be issued to him upon his execution of this Agreement, the 472,689 shares of Common Stock to be issued to him as prepaid interest on the Amended Note, and the Series C Warrant for his own account and not with a view to reselling or distributing such securities in any transaction which would constitute a "distribution" within the meaning of the Securities Act;

          (b) he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in said 782,089 shares of Common Stock and the Series C Warrant;

          (c) he is able to bear the economic risks of an investment in said 782,089 shares of Common Stock and the Series C Warrant, including, without limiting the generality of the foregoing, the risk of losing part or all of his investment in said 782,089 shares of Common Stock and the Series C Warrant;

          (d) he has had the opportunity to ask questions of, and receive answers from, the Corporation concerning the terms and conditions of the offering of said 782,089 shares of Common Stock and the Series C Warrant and to obtain additional information about the Corporation;

          (e)  he is not an entity formed solely to make this investment;

          (f) his execution, delivery and performance of this Agreement will not breach the provisions of any agreement to which he is a party;

          (g) he is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act;

          (h) he will transfer the securities acquired hereunder in accordance with the Securities Act;

          (i) the offer to sell said 782,089 shares of Common Stock and the Series C Warrant was directly communicated to him in such a manner that he was able to ask questions of and receive answers concerning the terms of this transaction, and that at no time was he presented with or solicited by any leaflet, public or promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising otherwise than in connection and concurrently with such communicated offer;

          (j) he has been advised that said 782,089 shares of Common Stock and the Series C Warrant and the shares of Common Stock to be issued upon payment of interest on and/or conversion of the Amended Note and/or exercise of the Warrants are, or when issued will be, "restricted securities" as that term is defined in Rule 144 promulgated under the Act; and

          (k) all representations made by him in this Section 7.08 are accurate, true and complete in all material respects as of the date hereof.

    7.09 Confidentiality. The Corporation shall not, without Purchaser's consent or unless required by law, disclose any of the information supplied by Purchaser to the Corporation in connection with the transactions contemplated by any of the Operative Documents to any person or entity other than the directors and officers of, and counsel and accountants for, the Corporation who need to know such information in order to consummate said transactions.

    7.10 Exhibits and Schedules. All exhibits and schedules hereto and the schedules and other documents to be delivered to Purchaser pursuant hereto are an integral part of this Agreement.

    7.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Purchaser, upon any breach or default of the Corporation under any of the Operative Documents, shall impair any such right, power or remedy of Purchaser or shall be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; and any waiver of any single breach or default shall not be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of the Operative Documents must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, under either the Operative Documents or by law or otherwise afforded to Purchaser, shall be cumulative and not alternative.

    7.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by it and the other party.

    7.13 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the schedules and other documents to be delivered pursuant hereto, and the other Operative Documents constitute the entire agreement of the parties concerning the matters referred to herein and therein, and supersede all prior and contemporaneous agreements and understandings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the date first set forth above.



                         DECORA INDUSTRIES, INC.



                         By: /s/Timothy Burditt
                             -----------------------------

                         Its:EVP Administration & Finance
                             -----------------------------




                         --------------------
                         Robert W. Johnson IV





                         DECORA INDUSTRIES, INC.



                         By:
                             -----------------------------

                         Its:
                             -----------------------------




                         /s/Robert W. Johnson IV
                         -----------------------
                         Robert W. Johnson IV